Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 and related Prospectus, of our report dated October 29, 2021, with respect to the consolidated financial statements of OncoSec Medical Incorporated as of July 31, 2021 and 2020 and for the years then ended (which report includes an explanatory paragraph relating to the existence of substantial doubt about the Company’s ability to continue as a going concern), and to the reference to us under the heading “Experts” in this Prospectus which is part of this Registration Statement.

/s/ Mayer Hoffman McCann P.C.

San Diego, California

November 5, 2021